Exhibit 99.1

FOR IMMEDIATE RELEASE

CAPITAL GOLD REPORTS 64% GAIN IN NET INCOME
FOR FISCAL 2009

Revenue increased 29% for Fiscal 2009

New York, October 15, 2009 - Capital Gold Corporation (TSX:CGC; OTC/BB:CGLD) reported today a 64% increase in net income for the fiscal year ended July 31, 2009, as compared to the previous year.  Below is table comparing the summary of annual results for the years ended July 31, 2009, 2008 and 2007:

Summary of Annual Results	For the year	For the year	For the year
(000’s except per share data)	ended	ended	ended
	July 31, 2009	July 31, 2008	July 31, 2007
Revenues	$42,757	$33,104	-
Net Income	10,407	6,364	(7,472)
Basic net income per share	0.05	0.04	(0.05)
Diluted net income per share	0.05	0.03	-
Gold ounces produced	49,921	39,242	-
Average price received	$883	$847	-
Cash cost per ounce sold(1)	$271	$276	-
Total cost per ounce sold(1)	$314	$335	-

(1)
Royalties represented approximately $41 and $52 of both cash and total costs per ounce sold for the year ended July 31, 2009 and 2008, respectively. "Cash costs per ounce sold" is a non-GAAP measure which includes all direct mining costs, refining and transportation costs, by-product credits and royalties.  “Total cost per ounce sold” is a non-GAAP measure which includes “cash costs per ounce sold” as well as depreciation and amortization.

Highlights from the year ended July 31, 2009, as compared to the prior year include:

●	Net income increased approximately 64%.
●	Revenue increased approximately 29%.
●	Basic net income per share increased 25%.
●	Gold ounces sold increased approximately 24%.

“This has been an exciting and productive year for Capital Gold,” said John Brownlie, Capital Gold’s President and Chief Operating Officer.  “The efforts made by our team have added shareholder value by maintaining a safe and profitable working environment at the El Chanate mine.  Our increasing production profile is a result of ongoing improvements in plant operations and mining efficiencies, making us, what we believe to be, one of the lowest cost gold producers in the industry.”

In a press release dated October 13, 2009, the Company announced a 64% increase to El Chanate’s proven and probable reserves.  Brownlie said, “We now have plans in place that should allow us to further increase production and reserves at El Chanate.  The Company is focused on growing our assets and production both organically and through acquisitions.  In addition to expanding El Chanate, we have been drilling at our exploration property, Saric.  The latest phase of our drill program is almost complete and once our geologists have compiled their findings, we will report on the results of this work.”

A conference call discussing the year end results will be held on Thursday, October 15, 2009, at 11:00 AM Eastern Time which will be accessible through dial-in conferencing.

Dial-in Numbers:	1-800-891-3493 (North America)
1-212-231-2909 (International)

John Brownlie, President and Chief Operating Officer, and Chris Chipman, Chief Financial Officer, will host the conference call.  There will be a question and answer period at the end of the call.  Please call in and register at least five minutes prior to the conference start time.  This call will be archived and available on the Company’s website within 48 hours.

About Capital Gold
Capital Gold Corporation (CGLD: CGC) is a gold production and exploration company. Through its
Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora,
Mexico. Capital Gold has also begun exploration of 4,100 hectares of owned and leased concessions near the town of Saric, 60 miles from El Chanate.  Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

###

Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of production and mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction and expansion; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive government approvals; our ability to maintain low operating costs, the availability of adequate water supplies; mining or processing issues, continued compliance with U.S. and Mexican laws, including environmental laws; fluctuations in gold price and costs and the availability of financing on acceptable terms. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations, is contained in the Company’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:
Kelly Cody, Manager, Investor Relations
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Media Inquiries:
Victor Webb/Madlene Olson
Marston Webb International
Tel: (212) 684-6601
Fax: (212) 725-4709
Email: marwebint@cs.com